Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (“Agreement”) is made as of March 28, 2015, by and between Alexis V. Lukianov (“Executive”) and NuVasive, Inc. (the “Company”);

WHEREAS, the Executive is currently the Chairman of the Board of Directors of Company (the “Board”) and Chief Executive Officer of the Company (“Chairman and CEO”);

WHEREAS, Executive wishes to voluntarily resign as Chairman and CEO and also voluntarily resign his position as a member of the Board effective March 27, 2015 (“Separation Date”);

NOW, THEREFORE, the Executive and the Company agree as follows, in consideration of the covenants and obligations contained herein, and intending to be legally held bound:

1. Separation and Voluntary Resignation. By this Agreement, Executive hereby voluntary resigns, effective as of the Separation Date, from his positions as (a) Chairman of the Board of Directors and Chief Executive Officer of the Company, (b) his position as a member of the Board of Directors of the Company, and (c) any and all other positions that he holds with the Company or any parent, subsidiary, affiliate, divisions and related entities (“Related Entity”), or on behalf of the Company or Related Entity, including any officer, director or consulting positions. If, for any reason, this Paragraph 1 is deemed insufficient to effectuate such resignations, Executive hereby authorizes the Company to execute any documents or instruments consistent herewith which the Company may deem necessary or desirable to effectuate such resignation or resignations, and to act as your attorney-in-fact. Company will provide Executive with a copy of any such documents. Executive also acknowledges and agrees that as of the Separation Date, he shall not have any authority or power to bind Company or any Related Entity, or act on behalf of Company or any Related Entity in any manner. Executive is voluntarily resigning and his separation therefore shall not be treated as an involuntary termination of employment without cause. For the sake of clarity, Executive understands and acknowledges that he is not eligible for any benefits under the NuVasive, Inc. Executive Severance Plan or any other severance plan of or agreement with the Company. The parties have separately entered into a consulting arrangement pursuant to the terms and conditions set forth in that certain Consulting Agreement, in the form attached hereto as Exhibit A.

2. Consideration. In exchange for and subject to the releases and other covenants of Executive set forth in this Agreement, the Company agrees to provide Executive Nine Hundred Thousand Dollars ($900,000) (the “Consideration”), of which Fifty Thousand Dollars ($50,000) is allocated to the ADEA Consideration and be payable only as provided in Paragraph 10.7. The Consideration shall be paid two installments, as follows (i) Four Hundred Fifty Thousand Dollars ($450,000) within thirty (30) days of the date of this Agreement; and (ii) the remaining Four Hundred Fifty Thousand Dollars ($450,000) on December 31, 2015, subject to Paragraph 10.8. Executive acknowledges that he would not otherwise be entitled to receive the Consideration if he did not enter into this Agreement.

3. Tax Treatment. Executive understands and agrees that Company is neither providing tax nor legal advice, nor is Company making representations regarding tax obligations or consequences, if any, related to this Agreement. Executive further agrees that he will assume any such tax obligations or consequences that may arise from this Agreement, and that Executive shall not seek any indemnification from Company in this regard. Executive agrees that, in the event that any taxing body determines that additional taxes are due from Executive, Executive acknowledges and assumes all responsibility for the payment of any such taxes and agrees to indemnify, defend, and hold Company harmless from the payment of such taxes, and any failure to withhold. Executive further agrees to pay, on Company’s behalf, any interest or penalties imposed as a consequence of such tax obligations, and to pay any judgments, penalties, taxes, costs, and attorneys’ fees incurred by Company as a consequence of Executive’s failure to pay any taxes due.

4. Other Payments, Benefits, and Acknowledgments.

4.1 Executive confirms that as of the date he executes this Agreement and regardless of whether Executive executes this Agreement, Executive has received all wages for all hours worked up to his Separation Date, including payment for all accrued and earned but unused vacation pay through the Separation Date, subject to all applicable withholdings and deductions.

4.2 Company will process any unpaid business expense reimbursements within thirty (30) days of the effective date of this Agreement provided that Executive submits such expenses in accordance with and compliance with the Company’s expense reimbursement policy. Executive will submit such expenses within fourteen (14) days after the Separation Date and further agrees he will not incur any other business expenses.

4.3 Should Executive wish to continue his health benefits coverage through Company’s group insurance plans beyond his Separation Date, Executive will be responsible for paying the premium in full each month. Executive will receive a separate notice explaining Executive’s right to continuation and conversion of Executive’s health benefits under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) and/or any applicable state law.

4.4 Executive and the Company agree that Executive has certain equity awards outstanding which are and shall remain subject to certain vesting conditions as of the Separation Date, that a complete list of such equity awards is attached as Schedule A, and that Executive’s rights under such equity awards will be determined pursuant to the terms of the relevant award agreements based on the terms and conditions thereof applicable to his voluntary resignation from employment on the Separation Date without any good reason or other justification which may provide for additional rights, vesting or benefits thereunder arising out of such voluntary termination of employment, unless otherwise provided for pursuant to the Consulting Agreement. Executive also holds certain options to purchase equity of the Company which are listed on Schedule A and which shall remain exercisable pursuant to the terms of such equity awards for so long as Executive continues to provide services to the Company pursuant to the terms of the Consulting Agreement. Other than as specifically set forth herein or in the Consulting Agreement, Executive acknowledges that he shall no longer be entitled to receive any additional cash or equity awards or vesting on any existing cash or equity awards from the Company.

4.5 Executive represents and confirms that he: (i) is not aware of any unpaid wages, vacation, bonuses, or other amounts owed to Executive by Company, other than the Consideration and payments specifically promised in this Agreement; (ii) Executive has not been denied any request for leave to which Executive believes he was legally entitled, and Executive was not otherwise deprived of his rights under the Family and Medical Leave Act or any similar state or local statute; and (iii) under this Agreement, Executive has been provided everything owed and due under any other agreements to which he has executed or is bound. For the sake of clarity, Executive acknowledges that he will no longer be covered under the following programs as of and following the Separation Date: short and long term disability, travel accident, vacation accrual, basic and supplemental accidental death & dismemberment insurance and supplemental life insurance and participation in the Company’s 401(k) program, among any other Company benefits.

4.6 The Company agrees not seek to claw back any compensation or benefit previously paid to Executive except as otherwise required by the Company’s Incentive Compensation Recoupment Policy or otherwise required by law.

5. Executive Release of Claims. Executive agrees that the foregoing Severance Benefits represents settlement in full of all outstanding obligations owed to Executive by Company. THIS IS A GENERAL RELEASE OF ALL CLAIMS. In exchange for the Consideration, Executive, on his own behalf, and on behalf of his respective heirs, family members, executors, administrators, attorneys, representatives, and assigns, hereby fully and forever releases Company and its legal representatives, officers, directors, fiduciaries, employees, investors, shareholders, insurers, agents, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, both in their individual and corporate capacities (collectively, the “Releasees”), of and from any and all claims and causes of action, demands, duties, obligations, agreements, promises, liabilities, damages, costs, and/or fees, whether known or unknown, suspected or unsuspected, arising out of or relating to Executive’s employment, including the termination of his employment, including, without limitation:

5.1 any and all claims relating to or arising from Executive’s employment relationship with Company and the termination of that relationship;

5.2 any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of, shares of stock of Company, including, without limitation, any claims for fraud; misrepresentation; breach of fiduciary duty; breach of duty under applicable state corporate law; and securities fraud under any state or federal law;

5.3 any and all claims under the law of any jurisdiction including without limitation wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent and intentional infliction of emotional distress; negligent and intentional misrepresentation; negligent and intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

5.4 any and all claims for violation of any federal, state or municipal statute, including without limitation all employment laws, including without limitation the California Fair Employment and Housing Act; the California Unruh Act; the Age Discrimination in Employment Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866; the Civil Rights Act of 1871; the Fair Labor Standards Act; the Americans with Disabilities Act; the Older Workers’ Benefits Protection Act; the Family Medical Leave Act; the Equal Pay Act; the Employee Retirement Income Security Act of 1974; the National Labor Relations Act; the California Constitution; the California Fair Employment and Housing Act; the California Labor Code; the California Business & Professions Code; the California Government Code; the California Civil Code; and all other laws against discrimination or applicable to employment that may be the subject of a release under applicable law;

5.5 any and all claims for violation of the federal, or any state, constitution;

5.6 any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

5.7 any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

5.8 any and all claims for attorneys’ fees and costs.

6. Release of Unknown Claims/California Civil Code Section 1542 Waiver. Executive understands that this release extends to all of the aforementioned claims and potential claims forever and to the fullest extent permissible by law, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this Agreement. Executive further understands and acknowledges the significance and consequence of this Agreement and of each specific release and waiver, and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, obligations, and causes of action, if any, as well as those relating to any other claims, demands, obligations or causes of action herein above-specified. Executive expressly waives any right or benefit available to him in any capacity under the provisions of California Civil Code section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

7. Executive Covenant Not To Sue. Executive understands and agrees that, to the fullest extent permitted by law, Executive is precluded from filing or pursuing any legal claim of any kind against any of the Releasees at any time in the future, in any federal, state, or municipal court, administrative agency, or other tribunal, arising out of any of the claims that Executive has waived by virtue of executing this Agreement. Executive agrees not to file or pursue any such legal claims and, if Executive does pursue such legal claims, Executive waives any right to receive monetary recovery. By Executive’s signature below, Executive represents that he has not filed any such legal claims against any of the Releasees in any federal, state, or municipal court, administrative agency, or other tribunal. Nothing in this Agreement shall be construed to waive any claims that cannot be waived as a matter of law. In addition, this Agreement does not prevent Executive from filing an administrative charge against any Releasee that may not be released as a matter of law; however, Executive agrees that Executive shall not be entitled to recover any monetary payments or other individual benefits in any such proceeding. This release does not waive any rights or claims that may arise after the date that Executive executed this Agreement, and nothing in this Agreement will affect the ability of Executive or Company to enforce rights or entitlements specifically provided for under this Agreement as set forth herein.

8. Future Cooperation. In consideration for the Severance Payments and all other promises set forth above, Executive shall provide to Releasee, and to any or all of its subsidiaries, divisions, and affiliated companies, such cooperation in legal proceedings as is reasonably requested, including by furnishing information and/or testimony in connection with such legal proceedings. Executive expressly agrees to reasonably cooperate with Company, and Releasees (including Company’s outside counsel) in connection with the preparation of SEC filings and the contemplation, prosecution and defense of all phases of existing, past and future litigation, regulatory or administrative actions about which Company reasonably believes Executive may have knowledge or information. Executive further agrees to make himself available at mutually convenient times during regular business hours as reasonably deemed necessary by Company’s counsel. Executive also agrees to appear without the necessity of a subpoena to testify truthfully in any legal proceedings in which Company calls him as a witness. The Company agrees to reimburse Executive for any reasonable travel expenses incurred at the request of the Company and other reasonable out of pocket expenses and fees that pre-approved by the Company that he incurs in connection with this Paragraph 8. Executive further agrees that he shall not voluntarily provide information to or otherwise cooperate with any individual or private entity that is contemplating or pursuing litigation or any type of action or claim against Company, its successors or affiliates, or any of their current or former officers, directors, employees, agents or representatives, except as required by law or regulation. Nothing within this Paragraph 8 shall require Executive to waive his Constitutional rights.

9. Remedies. All remedies at law or in equity shall be available to the Releasees for the enforcement of this Agreement. This Agreement may be pleaded as a full bar to the enforcement of any claim that Executive may assert against the Releasees.

10. Age Discrimination in Employment Act/Older Workers’ Benefit Protection Act. This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). Executive acknowledges, agrees and understands that:

10.1 under the general release detailed above, Executive is waiving and releasing, among other claims, any rights and claims that may exist under the Age Discrimination in Employment Act (“ADEA”);

10.2 the waiver and release of claims set forth in the release above does not apply to any rights or claims that may arise under the ADEA after the date of execution of this Agreement;

10.3 the payments and other consideration that are being provided to Executive are of significant value and are in addition to what Executive otherwise would be entitled;

10.4 Executive is being advised in writing to consult with an attorney before signing this Agreement;

10.5 Executive is being given a period of twenty-one (21) days within which to review and consider this Agreement before signing it, though Executive may sign earlier, and if Executive fails to sign and return this Agreement within the twenty-one (21) day consideration period, the Company’s offer and this Agreement will expire on its own terms and the Company may assert that Executive was terminated for cause or otherwise;

10.6 Executive may revoke his acceptance of this ADEA release and waiver by providing written notice to the Company within seven (7) days following its execution, and any notice of revocation of this ADEA release and waiver must be in writing and transmitted by hand or certified mail to:

NuVasive, Inc.

7475 Lusk Blvd.

San Diego, CA 92121

Attention: General Counsel

10.7 Because of Executive’s right to revoke this ADEA release and waiver, this ADEA release and waiver shall not become effective and enforceable until the eighth (8th) day after the return of an executed copy of this Agreement by Executive to the Company and Executive will not be entitled to the ADEA Consideration if he revokes this ADEA release and waiver; and

10.8 Should Executive revoke this ADEA release and waiver, all other provisions in this Agreement shall apply and be enforceable in exchange for the Consideration other than the ADEA Consideration. For the sake of clarity, Executive is waiving and releasing ALL claims except for those related to age discrimination, even if he revokes his ADEA release and waiver. Should Executive revoke his ADEA release and waiver under this Paragraph 10, he shall not receive the ADEA Consideration described in Paragraph 2, but he shall receive all other Consideration described in Paragraph 2 in exchange for the releases and promised described in this Agreement.

11. Indemnification and Insurance. Notwithstanding the releases and covenants not to sue made by Executive in this Agreement, nothing in this Agreement or the Consulting Agreement is intended to release, affect or compromise in any way any and all rights now or in the future to indemnity and advancement of expenses owed to Executive by the Company or belonging to Executive, including, but not limited to, those provided for under the Indemnification Agreement dated May 14, 2014 (“Indemnification Agreement”) entered into between Company and Executive, with which the Company agrees it will continue to comply. Similarly, nothing in this Agreement is intended to release, affect or compromise in any way any and all rights Executive may have now or in the future under applicable Directors’ and Officers’ insurance policies and/or any other insurance policies providing coverage for Executive for conduct or actions as an officer, director and/or employee of the Company. The purpose of this paragraph, which is to be broadly construed, is to preserve for now and in the future the full availability of indemnity, advancement and applicable insurance coverage to Executive under the Indemnification Agreement and as otherwise available to Executive as a current or former officer, director and employee of the Company.

12. No Admissions. Neither the execution of this Agreement by the Releasees, nor the terms hereof, constitute an admission by the Releasees of liability to Executive. Similarly, neither the execution of this Agreement by Executive, nor the terms hereof, constitute an admission by Executive of liability to the Company and/or the Releasees.

13. Non-Disparagement. Executive agrees that he will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or, for a period not to exceed three years, in any way criticize the personal and/or business reputations, practices or conduct of Company or any of the Releasees.

14. Non-Solicitation. For two (2) years following the Separation Date, Executive covenants and agrees that Executive will not, directly or indirectly, either for himself or for any other person or company, solicit or induce any employee of Company or Releasee to terminate his or her employment with the Company or Releasee. Executive understands this is a material term of this Agreement.

15. Standstill. For two (2) years following the Separation Date, neither Executive nor any of his agents or Affiliates (for purposes of this Section, “Affiliates” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, as defined herein), directly or indirectly, shall:

15.1 (i) solicit proxies or written consents of holders of Company capital stock or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”)) in or assist any other person in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) with respect to any shares of Company capital stock (other than such encouragement, advice or influence as is consistent with the Board’s recommendation in connection with such matter); or (ii) encourage any other person to solicit or withhold any proxy, consent or other authority with respect to any shares of Company capital stock or otherwise advise, encourage or influence any other person with respect to voting any shares of Company capital stock (other than such encouragement, advice or influence as is consistent with the Board’s recommendation in connection with such matter);

15.2 form or join in a partnership, limited partnership, syndicate or other group, including a “group” as defined under Section 13(d) of the Exchange Act, with respect to Company capital stock or otherwise support or participate in any effort by any third party with respect to the matters set forth in Paragraph 15.1 above;

15.3 present at any meeting of Company stockholders or through action by written consent any proposal for consideration for action by Company stockholders or seek the removal of any member of the Board or propose any nominee for election to the Board or seek representation on the Board;

15.4 grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card for any meeting of Company stockholders) or deposit any shares of Company capital stock in a voting trust or subject them to a voting agreement or other arrangement of similar effect with respect to any meeting of Company stockholders or action by written consent (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like);

15.5 without the prior approval of the Board, separately or in conjunction with any other person or entity in which it is or proposes to be either a principal, partner or financing source, publicly propose or participate in, effect or seek to effect, any extraordinary corporate transaction, tender offer or exchange offer, merger, acquisition, reorganization, restructuring, recapitalization, change in the Company’s dividend policy, change in the Company’s certificate of incorporation or bylaws, business combination involving Company or a material amount of the assets or businesses of Company or any action which would result in a class of securities of Company being delisted from a national securities exchange or to ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act or encourage any other person in any such activity;

15.6 purchase or cause to be purchased or otherwise acquire or agree to acquire beneficial ownership of any shares of Company capital stock (other than in connection with a stock split, dividend or similar transaction or the exercise of Stock Options in accordance herewith);

15.7 disclose any intention, plan or arrangement inconsistent with the foregoing;

15.8 instigate, encourage, join, act in concert with or assist any third party to do any of the foregoing;

15.9 take any action that would reasonably be expected to require Company to make a public announcement regarding the possibility of any of the events described in this Paragraph 15 or any of its subparts;

15.10 request that Company or the Board or any of their respective representatives amend or waive any provision of this Paragraph 15 or any of its subparts (including this sentence); or

15.11 without the prior written consent of the Company, which consent may be withheld for any reason, directly or indirectly, (i) offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, or announce the intention to otherwise dispose of, any shares of Common Stock of the Company (“Common Stock”) (including, without limitation, Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations promulgated under the Securities Act of 1933, as the same may be amended or supplemented from time to time (such shares, the “Beneficially Owned Shares”)) or securities convertible into or exercisable or exchangeable for Common Stock in excess of 12,500 shares of Common Stock on any single day, (ii) enter into any swap, hedge or similar agreement or arrangement that transfers in whole or in part, the economic risk of ownership of the Beneficially Owned Shares or securities convertible into or exercisable or exchangeable for Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, or (iii) engage in any short selling of the Common Stock or securities convertible into or exercisable or exchangeable for Common Stock.

16. Confidentiality. Except to the extent the terms are publicly disclosed in the SEC filings of the Company, Executive shall not disclose or publicize the terms or fact of this Agreement, directly or indirectly, to any person or entity, except to his accountant, attorney, spouse, and to others as required by law.

17. Return of Company Property. Executive understands and agrees that consistent with Company policy and as a condition of receiving the Severance Benefits, all Company property must be returned to Company. Within seven (7) days of the execution date, Executive agrees to return all Company property, data and information belonging to Company, including all code and computer programs, and information of whatever nature, as well as any other materials, keys, passcodes, access cards, credit cards, computers/laptops, cellular phones, hard or external drives, documents or information, including but not limited to confidential information in Executive’s possession or control. Further, Executive represents that Executive has retained no copies thereof, including electronic copies and agrees that Executive will not use or disclose to others any confidential or proprietary information of Company, including but not limited to employee information, marketing information, trade secret information, client or customer data or contact information, strategic plans, financial information, correspondence, and training materials. To the extent Executive at any point discovers Company property that Executive failed to return, Executive shall return any and all such Company property immediately. The Company agrees to return Executive’s personal property within fourteen (14) days of the effective date.

18. Continuing Obligations.

18.1 Confidential Information. Executive acknowledges that in the course of his employment he has obtained confidential and proprietary information about the Company, including but not limited to financial, business, product, customer and marketing information, plans, forecasts, and strategies, and that he is required to maintain the confidentiality of all such non-public information following the separation of his employment. The Executive shall at all times, both before and after termination of employment, cooperate with the Company in executing and delivering documents and taking any other actions that are necessary or requested by the Company. Executive specifically acknowledges and agrees to advise and provide any information related to the Company including but not limited to emails, telephone calls, documents, or any other communications Executive receives after the Separation Date to the Company and that Executive will make reasonable efforts to advise the Company of such dealings. Executive also specifically acknowledges that post-termination, he will be bound by any confidentiality, proprietary information or intellectual property agreements he executed related to his employment with Company.

18.2 Fiduciary Duties. Executive acknowledges and understands that by virtue of his role as CEO with Company, he will remain bound by certain fiduciary duties and obligations after his Separation Date, and that he will not breach such fiduciary duties or duty of loyalty.

18.3 Continuing Obligations under Securities Law.

18.3.1 Executive acknowledges that Executive continues to be subject to Company’s Insider Trading policy and agrees that if Executive is aware of material nonpublic information about Company at the Separation Date, Executive agrees not to trade in securities of Company or disclose material nonpublic information about Company to a third party other than on a need-to-know basis, until that information has become public or is no longer material.

18.3.2 Executive acknowledges that after the Separation Date, Executive may continue to be subject to Section 16 of the Securities Exchange Act of 1934 (“Section 16”) and agrees to comply with the requirements of Section 16.

18.3.3 Executive acknowledges that Executive may continue to be an “affiliate” for purposes of federal securities law and agrees to sell Company stock in compliance with restrictions imposed by Rule 144 of the Securities Act of 1933.

19. Essential Terms and Reimbursement of Consideration. Executive understands and acknowledges that the promises in this Agreement, including Paragraphs 2 and 4, are a material inducement for Releasees to enter this Agreement and are of the essence of this Agreement. Executive therefore agrees that if he should breach any of the provisions of the aforementioned paragraphs, he will be obligated to return to Releasees any payments made under this Agreement, including the Consideration and the value of the Consideration, as determined solely by Company, to the extent permitted by law. Further, should Executive breach any provision of this Agreement, and Company is compelled to seek legal recourse to enforce the terms of this Agreement, Company shall be entitled to recover, and Executive agrees to indemnify, Company for all fees and costs, including attorneys’ fees, associated with enforcing this Agreement.

20. No Knowledge of Wrongdoing. Executive represents that Executive has no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency.

21. Fees and Costs; Injunctive Relief. The parties shall bear their own attorneys’ fees and costs associated with negotiation and execution of this Agreement, except that the Company shall pay the actual and reasonable fees and costs incurred by Paul Hastings LLP related to the negotiation and execution of this Agreement. However, should either party be required to incur fees and costs associated with enforcing this Agreement, the prevailing party shall be entitled to recover all fees and costs including attorneys’ fees from the breaching party. In addition, either party is entitled to seek all available legal remedies to enforce this Agreement, including seeking injunctive or declaratory relief in any jurisdiction, notwithstanding Paragraph 28.

22. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, supersedes any prior agreements or understandings with respect to the subject matter hereof. The parties acknowledge that in signing this Agreement, they do not rely upon and have not relied upon any representation or statement made by any of the parties or their agents with respect to the subject matter, basis or effect of this Agreement, other than those specifically stated in this written Agreement.

23. Legally Binding. The terms of this Agreement contained herein are contractual, and not a mere recital. This Agreement shall be binding upon the parties to this Agreement and upon their heirs, administrators, representatives, executors and assigns. Executive represents and warrants that he has not transferred to any person or entity any rights, causes of action or claims released in this Agreement.

24. Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, the validity or enforceability of the remaining terms or provisions shall not be affected, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.

25. Advice of Counsel; Voluntary Agreement. Executive is hereby advised in writing to consult with an attorney prior to the execution of this Agreement. Executive acknowledges that he is acting of his own free will, that he has been afforded a reasonable time to read and review the terms of this Agreement, and that he is voluntarily entering into this Agreement with full knowledge of its provisions and effects. Executive intends that this Agreement shall not be subject to any claim for duress.

26. No Representations. The parties represent that they each have had the opportunity to consult with an attorney, at their own expense, and have carefully read and understand the scope and effect of the provisions of this Agreement. Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

27. Amendments. Neither this Agreement nor any term hereof may be orally changed, waived, discharged, or terminated, and may be amended only by a written agreement between the parties hereto.

28. Governing Law and Jurisdiction. Subject to either party’s right to seek injunctive or declaratory relief in any jurisdiction as described in Paragraph 21, this Agreement shall be governed by the laws of the State of California without regard to the conflict of law principles of any jurisdiction and the Company and Executive each submit to the exclusive jurisdiction and venue of any state or federal court in the County of San Diego, California.

29. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

30. Good Faith Compliance. The parties agree to cooperate in good faith and to do all things necessary to effectuate this Agreement.

IN WITNESS WHEREOF, the parties, acknowledging that they are acting of their own free will, have caused the execution of this Agreement as of this day and year written below.

EXECUTIVE:

/s/ Alexis V. Lukianov		Witness:	/s/ Katherine Lukianov
Alexis V. Lukianov Date: March 28, 2015

COMPANY:

By:	/s/ Jason M. Hannon	Witness:	/s/ Patrick Miles
Name: Jason M. Hannon Title: EVP, Corporate Development & General Counsel

Date: March 29, 2015

SCHEDULE A

Grant Date	Grant Type	Grant Number	Unvested Shares*	Vesting Schedule
2/26/2013	RSU	6516	35,347	last 1/3 of 3-year award; vests 2/1/2016, subject to continued service

2/19/2014	RSU	7273	37,378	last 2/3 of 3-year award; 3-year vest schedule (annual); 2 vesting tranches remain, subject to continued service

2/19/2014	PRSU	P7273	56,066	TSR measured at 12/31/15; vests in 2 installments - 2/1/2016 & 2/1/2017, subject to company performance and continued service

2/17/2015	Exec PRSU	7887	42,563	4-year vest schedule (annual), subject to company performance and continued service

2/17/2015	PRSU	7893	21,282	TSR measured at 12/31/17; cliff vests at 2/1/2018, subject to company performance and continued service

			192,636

*** If a “Change in Control,” as defined in Executive’s May 14, 2014 Change in Control Agreement, occurs during the period in which the Consulting Agreement continues to be valid and in effect and prior to the expiration of the term of such Consulting Agreement, any of Executive’s unvested RSUs and PRSUs listed in the table above and outstanding at the time of such Change of Control shall be treated in conformity with the operative Change in Control agreements for other Company senior executive officers.

Grant Date	Grant Type	Grant Number	Strike Price	Exercisable Shares
1/3/2006	ISO	1131	$18.31	5,461
1/3/2006	NQ	1132	$18.31	163,289
1/16/2007	ISO	1142	$23.24	14,969
1/16/2007	NQ	1143	$23.24	285,031
1/4/2008	ISO	1765	$38.94	2,568
1/4/2008	NQ	1766	$38.94	397,432
1/2/2009	ISO	2210	$34.82	2,871
1/2/2009	NQ	2211	$34.82	397,129
1/4/2010	ISO	3154	$32.80	3,048
1/4/2010	NQ	3155	$32.80	346,952
1/3/2011	ISO	4281	$26.62	3,757
1/3/2011	NQ	4282	$26.62	296,243

				1,918,750